Exhibit 99.1

Contacts:
Investor Relations	Media Relations
Glenn A. Etherington	Ed Bryson
Chief Financial Officer	Public Relations Manager
(972) 403-8300	(972) 543-5117
getherington@metasolv.com	ebryson@metasolv.com

METASOLV REPORTS THIRD QUARTER FINANCIAL RESULTS

PLANO, TEXAS, October 29, 2003 – MetaSolv, Inc. (Nasdaq: MSLV), a global leader in communications management solutions for traditional and next-generation networks and services, today announced financial results for the third quarter ended September 30, 2003.

Revenues for the quarter were $17.1 million compared with $21.1 million for the third quarter of 2002. MetaSolv recorded a net loss for the third quarter of $9.4 million, or $0.24 per diluted share, compared to a net loss of $42.7 million, or $1.13 per diluted share, for the third quarter last year. On a pro forma basis, the company’s third quarter net loss was $7.8 million, or $0.20 per share, compared to a pro forma net loss of $3.9 million, or $0.10 per share, for the third quarter last year.

During the second quarter of 2003, the company stopped recording additional tax benefits and deferred tax assets related to tax loss carry-forwards, as realization of those assets is not expected to begin for several years. The impact of this decision was a non-cash increase in the company’s net loss of $0.09 per share, and an increase in pro forma net loss of $0.08 per share for the quarter ended September 30, 2003.

Pro forma results exclude amortization of intangible assets, purchased in-process research and development, restructuring costs, goodwill impairment, and related tax benefits (please see page 7 for a complete reconciliation of pro forma results with those reported under Generally Accepted Accounting Principles).

“As we indicated in our preliminary release, the third quarter was particularly challenging for us,” said Curtis Holmes, MetaSolv’s President and Chief Executive Officer. “Delays in closing a number of software license transactions caused our revenue to fall below our expectations. We are pleased to report that two of the delayed transactions have been completed and we are continuing to work a number of other transactions. We continue to expect improvement in our pro forma financial results in the fourth quarter.”

During the quarter, the company continued to show progress in reducing its cost structure. Operating expenses declined $4.0 million, or 19%, from $21.0 million in the second quarter to $17.0 million in the third quarter. On a pro forma basis (excluding restructuring costs and in process R&D write-offs), the decline was $2.3 million, or 12%. Other highlights from the third quarter include:

•	More than 64% of total revenues came from tier 1 customers;

•	Approximately 21% of total revenues were from wireless customers; and

•	Approximately 57% of total revenues came from outside the United States.

“Despite ongoing market challenges during the quarter, we are pleased that we continued to win new customers and further penetrate our sizable existing customer base. We also made significant progress in driving our costs down,” said Holmes. “We remain committed to our long-term strategy, focusing on globalization and growth areas including support for IP-based and mobile services, and we believe we are well-positioned to leverage any recovery in the overall telecommunications industry.”

Based on the company’s results for the third quarter and first nine months of 2003, on its pipeline of potential contracts and on its expectations concerning the business environment for the remainder of 2003, MetaSolv today established its guidance for revenues for the fourth quarter of 2003 in a range of $18 million to $22 million. The company also established guidance for its net loss of between $0.22 and $0.34 per diluted share. The net loss includes approximately $7 to $8 million in non-cash charges

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related to amortization of intangible assets and restructuring costs, the majority of which relate to the previously announced facilities consolidation that will be completed during the fourth quarter. Excluding these non-cash charges, the company expects to report a pro forma net loss of between $0.05 and $0.13 per diluted share.

The statements contained in the preceding paragraph are forward-looking statements, and the achievement of these targets is dependent not only on MetaSolv’s continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.

Conference call notice

MetaSolv will hold a conference call to discuss this press release today at 5:00 p.m. Eastern time. Investors may listen to the conference call over the Internet by going to www.metasolv.com and clicking Investors, or by going to www.streetevents.com. Please visit the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and through the end of business on November 5, 2003, at (719) 457-0820 (confirmation number: 705933) and at the web sites referenced above.

About MetaSolv

MetaSolv, Inc. (Nasdaq:MSLV) is a leading, global provider of comprehensive service fulfillment software solutions for communications service providers. MetaSolv’s advanced operations support system (OSS) solutions integrate and automate key operational processes and functions, including service and subscriber provisioning, network resource management, network data collection, and service quality management. More than 170 global fixed-line and mobile operators – including Nextel, BT, Vodafone, Cable & Wireless, T-Mobile, Brasil Telecom, Telstra, and others – use MetaSolv’s products and services to achieve increased revenues, reduced costs, and enhanced customer service. MetaSolv is a global company, headquartered in Plano, Texas, with regional offices in Toronto, Ottawa, London, Sophia-Antipolis, France, Rio de Janeiro, and other key global cities. MetaSolv’s web site is www.metasolv.com.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2002, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; limitations on the ability of customers to obtain adequate financing; and the Company’s ability to reduce its cost structure.

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METASOLV, INC.

Summary Financial Information

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$17,126	$21,060	$60,084	$67,658
Loss from operations	$(9,401)	$(47,705)	$(31,992)	$(69,683)
Net loss	$(9,354)	$(42,653)	$(28,612)	$(55,640)
Basic and diluted loss per share	$(0.24)	$(1.13)	$(0.75)	$(1.48)
Basic and diluted weighted average shares outstanding	38,259	37,765	38,099	37,621
Pro forma(1)
Net loss	$(7,802)	$(3,857)	$(17,111)	$(9,558)
Basic and diluted loss per share	$(0.20)	$(0.10)	$(0.45)	$(0.25)

(1)	See page 7 for a complete reconciliation of pro forma results with those reported under Generally Accepted Accounting Principles.

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METASOLV, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
License	$3,018	$6,376	$17,461	$21,453
Service	14,108	14,684	42,623	46,205

Total revenues	17,126	21,060	60,084	67,658
Cost of revenues:
License	106	271	988	590
Service	7,916	8,804	24,652	24,111

Total cost of revenues	8,022	9,075	25,640	24,701

Gross profit	9,104	11,985	34,444	42,957
Operating expenses:
Research and development	7,316	8,002	23,619	26,459
Sales and marketing	5,926	7,027	19,261	22,329
General and administrative	3,711	3,619	11,715	10,948

Total operating expenses	16,953	18,648	54,595	59,736

Loss from operations	(7,849)	(6,663)	(20,151)	(16,779)
Interest and other income, net	251	478	853	1,472

Loss before income taxes	(7,598)	(6,185)	(19,298)	(15,307)
Income tax expense (benefit)	204	(2,328)	(1,909)	(5,749)
Minority interest	—	—	278	—

Net loss	$(7,802)	$(3,857)	$(17,111)	$(9,558)

Basic and diluted loss per share	$(0.20)	$(0.10)	$(0.45)	$(0.25)
Basic and diluted weighted average shares outstanding	38,259	37,765	38,099	37,621

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METASOLV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
License	$3,018	$6,376	$17,461	$21,453
Service	14,108	14,684	42,623	46,205

Total revenues	17,126	21,060	60,084	67,658
Cost of revenues:
License	106	271	988	590
Amortization of intangible assets	1,552	9,105	4,848	14,120
Service	7,916	8,804	24,652	24,111

Total cost of revenues	9,574	18,180	30,488	38,821

Gross profit	7,552	2,880	29,596	28,837
Operating expenses:
Research and development	7,316	8,002	23,619	26,459
Sales and marketing	5,926	7,027	19,261	22,329
General and administrative	3,711	3,619	11,715	10,948
In process R&D write-off	—	—	1,781	4,060
Restructuring costs	—	3,195	2,985	5,982
Goodwill impairment	—	28,742	2,227	28,742

Total operating expenses	16,953	50,585	61,588	98,520

Loss from operations	(9,401)	(47,705)	(31,992)	(69,683)
Interest and other income, net	251	478	853	1,472
Gain on investments	—	—	32	—

Loss before income taxes	(9,150)	(47,227)	(31,107)	(68,211)
Income tax expense (benefit)	204	(4,574)	(2,217)	(12,571)
Minority interest	—	—	278	—

Net loss	$(9,354)	$(42,653)	$(28,612)	$(55,640)

Basic and diluted loss per share	$(0.24)	$(1.13)	$(0.75)	$(1.48)
Basic and diluted weighted average shares outstanding	38,259	37,765	38,099	37,621

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METASOLV, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$12,536	$28,113
Restricted cash	—	12,666
Marketable securities	31,995	30,001
Trade accounts receivable, less allowance for doubtful accounts of $3,751 in 2003 and $3,825 in 2002	11,534	17,025
Unbilled receivables	1,584	1,738
Prepaid expenses	3,659	5,119
Deferred tax assets	3,756	5,943
Other current assets	4,518	4,666

Total current assets	69,582	105,271
Property and equipment, net	14,850	16,185
Goodwill	—	—
Intangible assets	8,034	6,127
Deferred tax assets and other assets	13,716	10,786

Total assets	$106,182	$138,369

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,239	$7,251
Accrued expenses	21,512	22,780
Deferred revenue	10,072	9,317

Total current liabilities	35,823	39,348
Deferred income taxes	—	—
Stockholders’ equity:
Common stock	191	190
Additional paid-in capital	144,678	144,388
Deferred compensation	(17)	(66)
Accumulated comprehensive income (loss)	(352)	38
Accumulated deficit	(74,141)	(45,529)

Total stockholders’ equity	70,359	99,021

Total liabilities and stockholders’ equity	$106,182	$138,369

METASOLV, INC.

RECONCILIATION OF NET LOSS AND PRO FORMA NET LOSS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss as reported under Generally Accepted Accounting Principles	$(9,354)	$(42,653)	$(28,612)	$(55,640)
Amortization of intangible assets	1,552	9,105	4,848	14,120
Restructuring costs	—	3,195	2,985	5,982
In process R&D write-off	—	—	1,781	4,060
Goodwill impairment	—	28,742	2,227	28,742
Gain on investments	—	—	(32)	—
Tax benefit	—	(2,246)	(308)	(6,822)

Pro forma net loss	$(7,802)	$(3,857)	$(17,111)	$(9,558)

The company’s pro forma results should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from these results are significant components in understanding and assessing financial performance. Pro forma results are an analytical indicator used by management to evaluate company performance and allocate resources. Pro forma results should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because pro forma results are not a measurement determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, they may not be comparable, as presented, to other similarly titled measures of other companies. Net loss is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to MetaSolv’s pro forma results, as defined.

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